Media Contact: David Rubinger 404.502.1240 / david@rubinger.com
Investor Relations Contact: David Black 404.266.4490 / david.black@statebt.com

State Bank Declares Quarterly Cash Dividend

ATLANTA, August 16, 2012 – The Board of Directors of State Bank Financial Corporation (NASDAQ: STBZ) today declared a 2012 third-quarter dividend of $0.03 per common share. The cash dividend will be paid on September 14, 2012 to the common stock shareholders of record as of August 29, 2012.

This will be the first dividend paid to the shareholders of State Bank Financial Corporation.

“Having recently celebrated State Bank's third anniversary, I could not be happier with the quality organization we have built. It is as a direct result of the financial results our team has delivered that we are able to pay our first cash dividend to shareholders," said Joe Evans, State Bank's Chairman and CEO.

About State Bank Financial Corporation and State Bank and Trust Company

State Bank Financial Corporation (NASDAQ: STBZ) is the holding company for State Bank and Trust Company, one of Georgia's best-capitalized banks, with approximately $2.67 billion in assets as of June 30, 2012. State Bank has locations in Metro Atlanta and Middle Georgia. State Bank Financial Corporation is headquartered in Atlanta, Georgia and State Bank and Trust Company is headquartered in Macon, Georgia.

State Bank was named the best performing community bank in the United States for 2011 by SNL Financial LC for banks between $500 million and $5 billion in assets. State Bank was also ranked fourth among the 195 banks in the $1 billion-to-$5 billion-asset category of Bank Director magazine's 2012 Bank Performance Scorecard, a ranking of U.S. publicly traded banks and thrifts based on 2011 calendar-year financials.

Since 2009 State Bank has been an active acquirer of the assets and deposits of failed banks in Metro Atlanta and Middle Georgia. To date, State Bank has completed 12 transactions facilitated by the Federal Deposit Insurance Corporation.

To learn more about State Bank, visit www.statebt.com.